Exhibit (99.4)

ISSN 1718-8369

Volume 4, number 2

August 27, 2009

AS AT MAY 31, 2009

May 2009 highlights

•	Budgetary revenue amounts to $5.1 billion, up $157 million compared to last year. Own-source revenue amounts to $3.9 billion while federal transfers stand at $1.2 billion.

•	Program spending is down by $73 million compared to last year and stands at $4.9 billion.

•	Debt service stands at $509 million, down $52 million compared to May 2008.

•	The deficit of May 2009 amounts to $366 million, down $92 million compared to May 2008.

•	The budgetary balance for May 2009 for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $402 million.

•	Based on the cumulative results as at May 31, 2009, the anticipated $3.9-billion budget deficit in 2009-2010 is maintained.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	May		April to May		March 2009 Budget
						Forecast Growth
	2008 [1]	2009	2008-2009 [1]	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	3,820	3,902	7,457	7,426	47,371	- 2.4
Federal transfers	1,170	1,245	2,331	2,503	14,841	6.6
Total	4,990	5,147	9,788	9,929	62,212	- 0.4
BUDGETARY EXPENDITURE
Program spending	- 4,985	- 4,912	- 10,263	- 10,914	- 59,989	4.5
Debt service	- 561	- 509	- 1,100	- 1,023	- 6,104	- 7.4
Total	- 5,546	- 5,421	- 11,363	- 11,937	- 66,093	3.3
NET RESULTS OF CONSOLIDATED ENTITIES [2]	98	- 92	260	141	355	—
DEFICIT	- 458	- 366	- 1,315	- 1,867	- 3,526	—
BALANCED BUDGET ACT
Generations Fund [3]	- 52	- 36	- 107	- 90	- 715	—
Budgetary reserve	—	—	—	—	295	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 510	- 402	- 1,422	- 1,957	- 3,946	—

(1)              Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period, for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

(2)              Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

(3)              The results of the Generations Fund are excluded from the bugetary balance for the purpose of the application of the Balanced Budget Act.

Cumulative results as at May 31, 2009

Budgetary balance

•                  Consistent with the historical trend, the cumulative results for the first two months of the year show spending running ahead of revenue. The monthly gap should narrow gradually over the coming months.

•                  For the period from April to May 2009, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $2.0 billion.

Budgetary revenue

•                  In May 2009, budgetary revenue amounts to $9.9 billion, similar to the total for May 2008.

•                  Own-source revenue stands at $7.4 billion, $31 million less than last year.

•                  Federal transfers amount to $2.5 billion, up $172 million compared to May 31, 2008.

Budgetary expenditure

•                  Since the beginning of the year, budgetary expenditure amounts to $11.9 billion, an increase of $574 million compared to last year.

•                  Program spending rose by $651 million, to $10.9 billion. The most significant changes are in the Health and Social Services ($421 million), Education and Culture ($134 million) and Economy and Environment ($55 million) missions.

•                  For the first two months of the fiscal year, debt service amounts to $1.0 billion, down $77 million compared to May 2008.

Consolidated entities

•                  As at May 31, 2009, the net results of consolidated entities show a surplus of $141 million, i.e. $119 million less than last year.

•                  Revenue dedicated to the Generations Fund amounts to $90 million.

Net financial requirements

•                  For the period from April to May 2009, consolidated net financial requirements stood at $4.6 billion, i.e. $3.0 billion more than last year. The additional financial requirements reflect the anticipated 2009-2010 budget deficit, increased investment in capital assets by establishments in the health and social services and education networks, and year-to-year changes in receipts and disbursements in conjunction with the government’s operations. The results as at May 31 are in keeping with the $6-billion increase in net financial requirements anticipated for the year overall when the Budget was tabled last March.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	May			April to May
	2008	2009	Changes	2008-2009	2009-2010	Changes
BUDGETARY REVENUE
Own-source revenue	3,820	3,902	82	7,457	7,426	- 31
Federal transfers	1,170	1,245	75	2,331	2,503	172
Total	4,990	5,147	157	9,788	9,929	141
BUDGETARY EXPENDITURE
Program spending	- 4,985	- 4,912	73	- 10,263	- 10,914	- 651
Debt service	- 561	- 509	52	- 1,100	- 1,023	77
Total	- 5,546	- 5,421	125	- 11,363	- 11,937	- 574
NET RESULTS OF CONSOLIDATED ENTITIES	98	- 92	- 190	260	141	- 119
DEFICIT	- 458	- 366	92	- 1,315	- 1,867	- 552
Generations Fund	- 52	- 36	16	- 107	- 90	17
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 510	- 402	108	- 1,422	- 1,957	- 535
Generations Fund	52	36	- 16	107	90	- 17
CONSOLIDATED BUDGETARY BALANCE	- 458	- 366	92	- 1,315	- 1,867	- 552
Consolidated non-budgetary requirements	- 776	- 1,255	- 479	- 297	- 2,761	- 2,464
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 1,234	- 1,621	- 387	- 1,612	- 4,628	- 3,016

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	May			April to May
			Changes			Changes
Revenue by source	2008	2009	%	2008-2009	2009-2010%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1,269	1,398	10.2	2,487	2,625	5.5
Contributions to Health Services Fund	380	421	10.8	860	896	4.2
Corporate taxes	270	181	- 33.0	621	367	- 40.9
Consumption taxes	1,344	1,416	5.4	2,302	2,474	7.5
Other sources	231	199	- 13.9	473	444	- 6.1
Total	3,494	3,615	3.5	6,743	6,806	0.9
Revenue from government enterprises	326	287	- 12.0	714	620	- 13.2
Total own-source revenue	3,820	3,902	2.1	7,457	7,426	- 0.4
Federal transfers
Equalization	669	696	4.0	1,338	1,392	4.0
Health transfers	320	345	7.8	640	690	7.8
Transfers for post-secondary education and other social programs	110	118	7.3	220	236	7.3
Other programs	71	86	21.1	133	185	39.1
Total federal transfers	1,170	1,245	6.4	2,331	2,503	7.4
TOTAL BUDGETARY REVENUE	4,990	5,147	3.1	9,788	9,929	1.4

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	May			April to May
			Changes			Changes
Expenditures by mission	2008	2009	%	2008-2009	2009-2010%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2,316	2,234	- 3.5	4,441	4,862	9.5
Education and Culture	1,392	1,450	4.2	2,805	2,939	4.8
Economy and Environment	504	434	- 13.9	1,455	1,462	0.5
Support for Individuals and Families	422	451	6.9	871	926	6.3
Administration and Justice	351	343	- 2.3	691	725	4.9
Total program spending	4,985	4,912	- 1.5	10,263	10,914	6.3
Debt service	561	509	- 9.3	1,100	1,023	- 7.0
TOTAL BUDGETARY EXPENDITURE	5,546	5,421	- 2.3	11,363	11,937	5.1

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.